SensiVida Medical Technologies, Inc.

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of  1 June , 2010 by and between SensiVida Medical Technologies Inc., with a principal place of business at 77 Ridgeland Road, Henrietta, NY 14623 (the “Company”), and  Dhurjaty Electronics Consulting LLC,   (the “Consultant”).

WHEREAS, the Consultant desires to advise the Company and the Company desires to obtain the services of the Consultant;

WHEREAS, the Consultant and the Company agree that certain information regarding the Company’s prototyping and product research and development activities, its business planning and marketing strategy, and other Company proprietary information and trade secrets related to the Allergy Testing System, and business of the Company, that the Consultant may obtain during the course of his services for the Company, should be used exclusively for the benefit of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

           1.           Consultant’s Services.  The Company hereby retains the Consultant, and the Consultant hereby agrees to perform for the Company, certain consulting and advisory services outlined on Exhibit A, as well as all other consulting services and advice incidentally related thereto (the “Services”), upon the terms and conditions set forth in this Agreement.

           2.           Compensation and Reimbursement of Expenses.  For the performance of the Services to be rendered to the Company during the term of this Agreement, the Company shall provide the Consultant the amounts as set forth on Exhibit B, as full and complete compensation for the Services outlined above.

           The Company shall promptly pay or reimburse the Consultant for all reasonable and necessary expenses incurred by the Consultant in connection with the performance of the Services and related to the business of the Company, provided that such expenses are incurred pursuant to the policy of the Company as in effect from time to time or pursuant to the prior approval of the President of the Company, and are itemized and accounted for in accordance with the policy of the Company or the requirements of the Internal Revenue Service.

           3.           Term.  The term of this Agreement and the Consultant’s Services hereunder shall commence as of the date of this Agreement and shall terminate on the earlier of the (i) death, physical incapacity or mental incompetence of the Consultant, (ii) 12  months from date of commencement (the “Expiration Date”) unless terminated earlier as per clause 4.

           4.           Termination.  Either party may terminate this Agreement with 30 days advance written notice.

           5.           Independent Contractor.  It is specifically understood and agreed that during the term of this Agreement the Consultant’s relationship to the Company will be that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties.  Accordingly, Contractor retains the sole right to control or direct the manner in which the Services described herein are to be performed. The Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes and for all employment and disability insurance, health insurance benefits, social security and other similar taxes or obligations with respect to any compensation provided by the Company hereunder, whether to Company or the Consultant.  The Consultant is not authorized to bind the Company under any contract or to use its name except as expressly authorized in writing by the Company.

SensiVida Medical Technologies, Inc.

6.          Restrictions on the Disclosure of Proprietary Information.

(A)     Proprietary Information.

 For purposes of this Agreement, the term “Proprietary Information” shall mean all knowledge and information which the Consultant has acquired or may acquire as a result of, or related to, his relationship with the Company concerning the Company’s business, finances, sales and marketing plans, operations, strategic planning, current or proposed products or services, software, methodologies, algorithms, flow charts and logic diagrams, technical specifications and data, proprietary technology, trade secrets, cost and pricing policies, methods of doing business, customer names and profiles, confidential business information, know-how, techniques, and strategies and Services related to the Allergy Testing Device as further described in Exhibit A.  Notwithstanding the foregoing sentence, such Proprietary Information does not include (i) information which is or becomes publicly available through no action or fault of the Consultant (except as may be used or disclosed in violation of this Agreement), (ii) information acquired by the Consultant from a source other than the Company or any of its employees or other consultants, which source acquired such information directly from the Company without a breach of any confidentiality obligation between such source and the Company, (iii) information that is known to the Consultant without restriction from his own independent sources as evidenced by the Consultant’s written records, and which was not acquired, directly or indirectly, from the Company or its partners, and (iv) information developed or obtained by the Consultant unrelated to the services performed by the Consultant for the Company and discovered from sources other than the Company.

(B)           Nondisclosure Obligation.  The Consultant agrees that he will not at any time, either during or after the term or any termination of this Agreement, without the prior written consent of the President or Board of Directors of the Company, divulge or disclose to anyone outside the Company, or appropriate for his own use or the use of any third party, any such Proprietary Information, and will not during his engagement by the Company hereunder, or at any time thereafter, disclose or use or attempt to use any such Proprietary Information for his own benefit, or the benefit of any third party, or in any manner which otherwise may injure or cause any loss to the Company. The Consultant shall obtain from personnel, agents or other representatives employed or engaged by him to perform any work for the Company an agreement which contains the provisions of this Section.

           The Consultant further agrees not to make any notes, memoranda, reports, sketches, drawings or other written information relating to any matter within the scope of the Proprietary Information at any time otherwise than for the benefit of the Company, and, either during or after the termination of his Services pursuant to this Agreement, to use or permit to be used any such written information otherwise than for the benefit of the Company.  Upon termination of his Services, the Consultant shall deliver all such written information and all copies thereof made during the term of this Agreement to the Company at its principal executive office.  The terms and provisions of this Section shall apply with equal force and effect to the work product resulting from the Consultant’s Services hereunder and to all other property of the Company.

SensiVida Medical Technologies, Inc.

7.          Inventions.

A.
Except as expressly set forth herein, nothing in this Agreement grants either party (Consultant or Company) any right or license to any patent, copyright, trademark or other intellectual property right of the other.

B.	Inventorship for any patentable Invention (as defined below in 7c) shall be determined in accordance with U.S. patent law. Ownership of patents shall be determined based on inventorship.
C.
It is expressly understood and agreed that business strategies and planning, designs, processes, formulae, technologies, know-how, systems, trade secrets, patents, copyrights, patentable inventions, discoveries, improvements and intellectual property rights conceived, devised, developed, or otherwise obtained by the Consultant during the term of this Agreement which directly or indirectly relate to or arise out of the Services rendered to the Company hereunder or the Proprietary Information of the Company (collectively, the “Inventions”) are “works for hire” and the Consultant agrees to transfer and assign to Company all of Consultant’s right, title and interest to any and all patent ownership interest Consultant may have throughout the world in and to such Inventions arising out of execution of activities specified in this Agreement.

D.
The Consultant agrees that all Inventions, prototypes, system/subsystem assemblies, hardware/software, purchased and/or fabricated by Consultant and fully paid by Company during the Term of the agreement shall be provided to Company upon Termination of Contract.

E.
The obligations of this Section 7 shall continue beyond the termination of this Agreement with respect to such Inventions conceived or made by the Consultant during the term of this Agreement, and shall be binding upon his affiliates, heirs, legal representatives, successors and assigns.

           8.           Absence of Conflicting Agreements.  The Company does not desire to acquire from the Consultant any trade secret, know-how or confidential information that he may have acquired from third parties.  Accordingly, the Consultant represents and warrants that (i) he is free to divulge to the Company, without any obligation to, or violation of any right of others, any and all information, practices and techniques which the Consultant will describe, demonstrate, divulge or make known to the Company under this Agreement; and (ii) he is not a party to any agreement or arrangement, whether oral or written, which would constitute a conflict of interest with this Agreement or would prevent him from carrying out his obligations to the Company under this Agreement.

           9.           Restrictions on Solicitation.  During any period in which the Consultant renders Services to the Company and for a period of one (1) year thereafter, the Consultant shall not (i) directly or indirectly, either for himself or for any other person or entity call upon, solicit, divert or take away, any of the customers, business or prospective customers of the Company being solicited by the Company at the time of any termination or behalf of any entity or organization which is a competitor of the Company or which engages in any activity of the type described in Exhibit A.   During the period of this Agreement and for a period of one (1) year after its termination (for any reason), the Consultant shall not, directly or indirectly:  (a) employ; (b) knowingly permit any company or business organization which is directly or indirectly controlled by the Consultant to employ; (c) recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away; or (d) assist any entity, company or business organization to recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away, any person who is or was employed by the Company or is or was an agent, representative or consultant of the Company within the one (1) year prior to the termination of this Agreement.

SensiVida Medical Technologies, Inc.

           10.         General.  This Agreement constitutes the entire Agreement between the parties relative to the subject matter hereof, and supersedes all proposals or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. No provision of this Agreement shall be waived, amended, modified, superseded, canceled, terminated, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted.  Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability of any other provision of this Agreement.

           This Agreement, the Services to be performed and all rights hereunder are unique and personal to the Consultant and may not be transferred or assigned by the Consultant at any time.  The Company may assign its rights, together with its obligations hereunder, to any affiliate or successor in connection with any consolidation, merger, sale, transfer or other disposition of all or substantially all of the Company’s business, capital stock or assets.

           This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York.  All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery, express overnight courier service, facsimile transmission, or by first-class mail, postage prepaid, addressed to the parties at their respective addresses set forth herein, or to such other address or addresses as either party may later specify by written notice to the other. This Agreement may be executed in duplicate counterparts, which, when taken together, shall constitute one instrument and each of which shall be deemed to be an original instrument.

           The provisions of Sections 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company and the Consultant. The Consultant acknowledges that because of the nature of the business of the Company and the subject matter of this Agreement, a breach of this Agreement will cause substantial injury to the Company for which money damages will not provide an adequate remedy, and the Consultant agrees that the Company shall have the right to obtain injunctive relief (without the necessity of posting a bond), including the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction, in addition to, and not in limitation of, any remedies at law that the Company may have.

           Subject to the rights of the Company and the Consultant as contained in the preceding paragraph, any dispute, controversy or claim arising out of, in connection with, or in relation to this Agreement or the breach of any of the provisions hereof shall be settled by arbitration in Rochester, NY pursuant to the rules then obtaining of the American Arbitration Association.  Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having competent jurisdiction thereof.

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SensiVida Medical Technologies, Inc.

 IN WITNESS WHEREOF, parties have executed this Consulting Agreement as of the day and year first above written.

For Dhurjaty Electronics Consulting LLC	SensiVida Medical Technologies Inc.

/s/ Sreeram Dhurjaty	By:	/s/ Joes Mir
President/Managing member		President/ CEO

115 Sylvania Road
Street Address

Rochester, NY, 14618

City State Zip Code

sdhurjaty@dhurjaty.net

Email